AGREEMENT

THIS AGREEMENT ("Agreement") is made and. entered into effective as of the 1st day of July 2011, by and among SecureAlert, Inc., a Utah corporation formerly known as RemoteMDx, Inc. ("SecureAlert"), International Surveillance Services Corporation, a Puerto Rico corporation ("ISS"), and Borinquen Container Corp., a Puerto Rico corporation ("Borinquen"). Each of the named parties above is referred to herein as a "Party" and all are collectively referred to herein as the "Parties."

RECITALS

A.           WHEREAS, effective September 20, 2007, SecureAlert and ISS entered into an Exclusive Distribution Agreement, which was subsequently amended and supplemented (the "Distribution Agreement");

B.           WHEREAS, Borinquen is the holder of 4,900 shares of SecureAlert's Series D Convertible Preferred Stock (the "P Shares");

C.           WHEREAS, Borinquen is the owner of all the issued and outstanding shares of stock of International Surveillance Services Corporation (“ISS”), a Puerto Rico corporation;

D.           WHEREAS, David Derrick and James Dalton, former directors of SecureAlert,  previously personally guaranteed certain obligations of SecureAlert under the Distribution Agreement and in connection with certain registration and other rights granted to Borinquen in connection with Borinquen's investment in SecureAlert, including its purchase of the P Shares and the obligations enumerated in a "letter agreement" dated July 13, 2009, as well as the obligations of SecureAlert under a $1,000,000 debenture note dated July 14, 2009 payable to Borinquen, the sum of such guaranteed obligations totaling $3,000,000 (the "Personal Guarantees");

E.           WHEREAS, Sapinda, Ltd (“Sapinda”) has entered into an Advisory and Funding Agreement as of April 1, 2011 to provide  $17,000,000 of equity or a combination of equity and debt to SecureAlert ( the “Sapinda Investment”).

F.           WHEREAS, SecureAlert desires to acquire all of the issued and outstanding shares of ISS and Borinquen is willing to sell all such shares in consideration for the execution of a Royalty Agreement (the “Royalty Agreement”) in favor of Borinquen as set forth in Paragraph 3(b), below and the other payments and undertakings of SecureAlert and the other Parties to this Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and releases set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Sale of Shares. Subject to the terms and conditions of this Agreement, Borinquen hereby assigns, conveys, sells and transfers to SecureAlert all of ISS's issued and outstanding shares of stock (the “ISS Shares”).

2.            Acceptance and Assumption. Subject to the terms and conditions of this Agreement, SecureAlert hereby accepts the transfer of the ISS shares. The parties acknowledge that, subject to the Right of Reversion under the Royalty Agreement, as provided in Paragraph 3(b) below, all of ISS's rights under the Distribution Agreement will be indirectly transferred and assigned to SecureAlert.  The Parties agree that this Agreement is intended and has the effect of transferring to SecureAlert  the rights of the "Distributor" in the Distribution Agreement.

3.           Royalty Agreement ;Payments to Borinquen. As consideration for the Assignment and the other undertakings of Borinquen hereunder, SecureAlert shall make certain payments to Borinquen as provided in this Paragraph 4 and shall enter into a Royalty Agreement pursuant to which it shall pay to Borinquen a Royalty as provided below in subparagraph 3(b):

(a)           Common Shares Issued to Borinquen. SecureAlert shall issue to Borinquen (or its designees) a total of 62,000,000 shares of SecureAlert Common Stock (the “Common Shares”) as consideration for the purchase of the ISS shares. Borinquen warrants to SecureAlert that it is acquiring the Shares for its own account and not with a view towards their distribution within the meaning of Paragraph 2.5(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), in any manner that would be in violation of the Securities Act.

(b)           Royalty Agreement.  SecureAlert and Borinquen shall enter into a Royalty Agreement under the terms of which, from and after the execution of this Agreement SecureAlert shall pay to Borinquen a royalty (the “Royalty”) in the amount equal to twenty percent (20%) of Net Revenues (defined below) from the sale and/or lease of products and services by SecureAlert or its affiliates in the territory consisting of Central and South America, the Caribbean, Spain, Portugal and all Spanish and Portuguese speaking countries in the world (the “Territory”).  For purposes of this Paragraph 3, the term “Net Revenues” shall mean gross revenues from sale or lease of devices and monitoring services, less credits, and/or  fees and commissions paid to independent agents in the Territory  The following terms, among others, shall apply to the payment of the Royalty to ISS:

(i)           Payments of the Royalty Payment shall be made each month on or before the 15th day of the month for Net Revenues collected in the prior month.

(ii)           The Royalty Agreement shall provide for the payment to ISS of Royalties as set forth above and shall be for an initial term of twenty years (through June 30, 2031) and shall include additional terms and conditions reasonably required to protect Borinquen's interests thereunder, including, without limitation, the right of Borinquen to conduct periodic audits of SecureAlert’s operations in the Territory.

(iii)           The Royalty Agreement shall provide for a right of reversion triggered by the failure of SecureAlert to make timely payment of the Royalty to Borinquen thereunder (the “Right of Reversion”).  Under the Right of Reversion, subject to the terms and conditions contained in the Royalty Agreement, the exclusive distribution rights of ISS or its successor within the Territory shall be assigned to Borinquen for a fixed term expiring on June 30, 2031 in the event of SecureAlert’s failure to make the Royalty payments required by the Royalty Agreement and this Paragraph 3(b) to provide for a split of Net Revenues (as defined above) of 50% to SecureAlert and 50% to ISS for all countries within the Territory except for Bahamas and Mexico, where the revenue split would be 70% to SecureAlert and 30% to Borinquen.

4.           Closing. The payments and deliveries required or contemplated by Paragraph 4 of this Agreement shall occur as follows:

(a)           A condition precedent to Closing of the transactions contemplated by this Agreement is the closing of the funding of the Sapinda Investment.

(b)           On or before June 30, 2011, SecureAlert will issue and deliver the Common Shares to Borinquen and or its designees.

5.           Common Stock.  On July 15, 2011, following receipt of the Common Shares, Borinquen shall convert 2,900 P Shares into 17,400,000 shares of SecureAlert Common Stock (the “Conversion Shares”).  Upon receipt of the Conversion Shares, Borinquen shall be the beneficial owner of a total of 79,400,000 shares of SecureAlert Common Stock.

6.           Termination of Agreements.                                                                The Parties agree that subject to the full and timely receipt of the Common Shares and the execution and delivery of the Royalty Agreement, the Distribution Agreement, and any and all other obligations and understandings and agreements, including, without limitation, any and all security agreements and security interests, entered into by and among any of the Parties are hereby terminated in their entirety; provided, however, that such termination shall not relieve SecureAlert of its continuing obligations for the payment of the Royalty under Paragraph 4(b) and the Royalty Agreement and provided, further, that Borinquen shall have the Right of Reversion described in Paragraph 4(b) and contained in the Royalty Agreement.

7.           Release. Upon receipt by Borinquen of the Common Shares and the Royalty Agreement executed by SecureAlert, each Party does hereby release, acquit and forever discharge each of the other Parties, and all of their agents, principals, servants, employees, firms, officers, directors, independent contractors, subsidiaries, affiliates, insurers, reinsurers, successors and assigns whether named herein or not (hereinafter "Released Parties"), from any and all actions, claims, losses, demands, damages, costs, losses of service, expenses, attorney fees, causes of action, suits or compensation of whatever kind or nature whether known or unknown, and the consequences thereof, whether developed or undeveloped, both to person and to property, which now exist or which may hereafter accrue, because of, arising out of, or in any way connected with the Distribution Agreement and allegations claiming breach of warranty, breach of contract and negligence related to the Distribution Agreement, the P Shares, and any other agreement or contract, including, without limitation, any guaranty given in connection with any agreement or contract, entered into by the Parties and any of them; provided, however, that the release granted hereunder shall not have the effect of releasing or discharging any Party from any of its obligations for payments under Paragraph 4 or from any rights that any of them may have or acquired under the Royalty Agreement.

8.           Representations of SecureAlert. SecureAlert and Borinquen, and each of them, represents and warrants that it possesses all rights and authority necessary to enter into and fulfill its obligations under this Agreement; that no third party has any claim to or right or interest in any of the assets or other property included in the Assignment, and that the same have not been encumbered or hypothecated or otherwise transferred or sold.

9.           Representations and Warranties of Borinquen and ISS.   The representations and warranties of Borinquen and ISS are set forth in the attached Exhibit C, by this reference incorporated in and made part hereof.  Borinquen and ISS and each of their representative owners and control persons represent and warrant that such representations and warranties are true and correct at the date hereof and that the same will continue to be true and accurate following the execution hereof.

10.           Additional Actions.  Each of the Parties hereby covenants and agrees, at its own cost and expense, to execute and deliver, at the request of any other Party hereto, such additional documents and instruments of transfer and assignment and the security interests granted hereunder and to take such other action as such other Party may reasonably request to more effectively consummate the Assignment and the other transactions contemplated by this Agreement.

11.           Indemnification; Remedies:

(a)         Survival; Right to Indemnification Not Affected by Knowledge.  All representations, warranties, covenants, and obligations in this Agreement, the Exhibits, schedules, the supplements, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  Certain capitalized terms used below are defined in the attached Exhibit C.  The right to indemnification, payment of Damages (as defined below) or any other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or any other remedy based on such representations, warranties, covenants, and obligations.

(b)         Indemnification and Payment of Damages by Borinquen.  Borinquen will defend, indemnify and hold harmless SecureAlert, ISS, and their respective representatives, shareholders and Related Persons (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Liabilities (including incidental and consequential damages), Loss or diminution of value, or expenses, whether or not involving a third-person claim (collectively, “Damages ”), arising, directly or indirectly, from or in connection with:

(i)           any Default of any representation or warranty made by Borinquen or ISS in this Agreement, the Exhibits or any other certificate or document delivered by ISS or Borinquen pursuant to this Agreement;

(ii)           any Default of any representation or warranty made by Borinquen or ISS in this Agreement as if such representation or warranty were made on and as of the Closing Date

(iii)           any Default by Borinquen or ISS of any covenant or obligation of such Party in this Agreement;

(iv)           any product, or any service or business activity provided by ISS prior to the Closing Date;

(v)           any claims made by a Third Party which are based upon facts alleged that, if true, would constitute a Default by Borinquen or ISS of any representation, warranty, covenant or obligation in this Agreement, the Exhibits or any other certificate or document delivered by Borinquen or ISS pursuant to this Agreement;

(vi)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Borinquen or ISS (or any Person acting on their behalf);

(vii)           any claim by any Person with whom the ISS or Borinquen or their respective Representatives had discussions regarding any Acquisition Proposal;

(viii)           any claim by either Borinquen or its estate, creditors, or others in respect of Taxes; or

(ix)           any claim under any Environmental Law.

The remedies provided in this Paragraph 10(b) will not be exclusive of or limit any other remedies that may be available to SecureAlert or the other Indemnified Persons.237

(c)           Indemnification and Payment of Damages by SecureAlert.  SecureAlert will defend, indemnify and hold harmless Borinquen, and will pay to Borinquen the amount of any Damages arising, directly or indirectly, from or in connection with (i) any Default of any representation or warranty made by SecureAlert in this Agreement, (ii) any Default by SecureAlert of any covenant or obligation of SecureAlert in this Agreement, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with SecureAlert (or any Person acting on its behalf).

12.           Miscellaneous.

(a)           Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

(b)           Severability. If any part of any provision of this Agreement is invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity or unenforceability without in any way affecting the remaining parts of such provision or this Agreement.

(c)           Amendment. No amendment, supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the Party to be charged therewith. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d)           Counterparts. This Agreement may be executed by facsimile or electronically (e-mail) and in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without respect to the provisions concerning the conflict of laws that would otherwise result in the application of the substantive law of another jurisdiction.

(f)           Attorneys' Fees. In the event of any lawsuit, action or proceeding brought by either Party for a breach of any term or provision hereof, or to enforce any term or provision hereof, the prevailing Party shall be entitled to reasonable attorneys' fees in addition to court costs and other expenses of litigation in said action or proceeding. For purposes of this Agreement, "prevailing Party" includes, without limitation, a Party who agrees to dismiss an action or proceeding upon the other Party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.

(g)           Incorporation of Recitals. The above Recitals are incorporated herein by reference as if fully set forth in the body of this Agreement, and are deemed to be made a part hereof.

13.           Definitions.  Certain capitalized terms in the Agreement shall be devined as provided in the attached Exhibit C by this reference made part hereof.

 [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Assignment Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first set forth above.

SECUREALERT, INC.
A Utah corporation f/k/a
RemoteMDx, Inc.

By: /s/ John L. Hastings, III
NAME: John L. Hastings, III
ITS: President and CEO

BORINQUEN CONTAINER CORPORATION
A Puerto Rico Corporation

By: /s/ Hector Gonzalez
Name: Hector Gonzalez
ITS: Chairman of the Board of Directors